Exhibit 99.1

[Yak Logo]

4th Quarter Sales and Performance Report

Released by YAK Communications (USA) Inc.

TORONTO, July 21, 2003—YAK Communications (USA), Inc. (NASDAQ: YAKC), a provider of international long distance discount services to residential and business customers, today released its fourth quarter sales and performance report and an earnings indication.

For the fourth quarter ended June 30, 2003, YAK announced sales of $12.3 million, which represents an increase of 73 per cent over sales of $7.1 million for the comparable period ending June 30, 2002, and an increase of 16 per cent over sales of $10.6 million for the prior quarter ended March 31, 2003.

During the most recent quarter, YAK processed 15 million calls totaling 160 million minutes of telephony traffic serving over 580,000 recurring monthly customers.

“We estimate that our earnings per share for the fourth quarter to be in the range of $.16 to $.18 per diluted share and our earning per share for fiscal year 2003 to be in the range of $.56 to $.58 per diluted share,” said Charles Zwebner, YAK President and CEO. “The recently-completed quarter has been our strongest ever. We continue to grow and add new customers in existing territories and also expand our operations in new territories.”

Earlier this month, YAK completed its acquisition of Contour Telecom Inc. and Argos Telecom Inc. from Allstream Inc., formerly AT&T Canada Inc. (NASDAQ: ALLSA). These two companies provide management and resale of telecommunications services to small and medium-sized enterprises (SMEs) doing business in Canada, whose product offerings include local lines, long distance, flat rate extended areas service (EAS), toll free, dial-up and high-speed internet, data services, teleconferencing, calling cards and wireless resale services.

“This acquisition was paid for in cash, which was substantially funded from our internal cash flow. We have a strong balance sheet and our free cash flow enables us to continue to improve our liquidity and grow our businesses to capitalize on opportunities. We believe we have a solid foundation from which we will be able to leverage our results for the foreseeable future,” added Zwebner.

“Based on revenues in the most recent quarter ended June 30, 2003, and with Contour and Argos coming aboard this first quarter ending September 30,2003, we estimate to increase our annual gross revenues to $85 million. As presently configured, these companies currently generate approximately $1 million a year in earnings and are expected to require no significant cash outlays for operational purposes. We expect to consolidate and integrate both organizations into our existing operation to further reduce overhead costs and generate greater telephony volume purchasing power. We also expect to move telephony minutes over onto our own private Canadian coast-to-coast leased line network and our own switching platforms, further reducing telephony costs consolidation. For the current first quarter ending September 30, 2003, we estimate sales of approximately $21 million and earnings per share to be in the range of $.19 to $.21 per diluted share.”

“The forecasted annual revenue increase to $85 million for fiscal year 2004 does not include any of our projected growth in new markets, products and territories or additional revenues from our next generation ‘single line telephony service’ offerings which we presently intend to launch in our third quarter 2004 (early calendar 2004). Prospects for YAK for the new fiscal year remain very strong and we look forward to the exciting growth challenges ahead,” added Zwebner.

ABOUT YAK COMMUNICATIONS INC.

YAK Communications (USA), Inc. (the “Company”) (NASDAQ: YAKC) was incorporated in December 1998 in Florida with the objective of providing international long distance discount services to both business and residential customers. The Company specializes in offering these services to consumers by way of a dial-around (known as “10-10”). The Company is a facilities based reseller which utilizes its own switching systems.

Forward looking statements:

Statements contained in this News Release, which are not strictly historical, are forward looking within the meaning of the safe harbor clause of the Private Securities Litigation Reform Act of 1995. The Company makes these statements based on information available to it as of the date of this news release and assumes no responsibility to update or revise such forward-looking statements.

Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may cause the Company’s actual results to differ materially from such forward-looking statements.

Words such as “projects”, “believe”, “anticipates”, “estimate”, “plans”, “expect”, “intends”, and similar words and expressions are intended to identify forward-looking statements and are based on our current expectations, assumptions, and estimates about our industry and us. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors, risks and uncertainties.

These factors, risks and uncertainties include, without limitation, the Company’s success in integrating the operations of its newly-acquired businesses, and associated reduction in costs, continued and increased demand for its services, competition from larger and/or more experienced telecommunications providers, its ability to continue to develop its markets, general economic conditions, changes in governmental regulation, and other factors that may be more fully described in the Company’s literature and periodic filings with the Securities and Exchange Commission. You are urged to carefully review and consider these disclosures, which describe certain factors, which affect our business.

News Media Contacts:

David Eisenstadt

The Communications Group Inc.

(416) 696-9900

deisenstadt@tcgpr.com

or

Investor Contact:

Larry Turel,

YAK Communications (USA) Inc.

(954) 938-8391 ext. 132

larry@yak.com

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